Exhibit 23.1

Deloitte LLP 36 Al Farabi Avenue Almaty, 050059 Republic of Kazakhstan Tel.: +7 (727) 258 13 40 Fax: +7 (727) 258 13 41 deloitte.kz

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the use in this Registration Statement on Form F-1 of our report dated September 11, 2023, relating to the financial statements of Joint Stock Company Kaspi.kz. We also consent to the reference to us under the heading “Experts” in such Registration Statement.

/s/ Deloitte LLP

Almaty, Kazakhstan

December 28, 2023

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